 Filed Pursuant to Rule 424(b)(3)
 Registration No. 333-293309
PROSPECTUS
AEON Biopharma, Inc.
Up to 51,292,953 Shares of
Class A Common Stock

This prospectus relates to the resale of up to 51,292,953 shares (the “Resale Shares”) of Class A common stock, par value $0.0001 per share of the Company (the “Common Stock”), consisting of: (i) (a) 11,918,380 shares of Common Stock, (b) up to 11,236,631 shares of Common Stock issuable upon the exercise of pre-funded warrants (the “Pre-Funded Warrants”), and (c) up to 8,000,000 shares of Common Stock issuable upon the exercise of warrants (the “Daewoong Warrants”) issued in connection with the Exchange (as defined below); (ii) (a) up to 6,581,829 shares of Common Stock issuable upon the exercise of Pre-Funded Warrants, (b) up to 6,581,829 shares of Common Stock issuable upon the exercise of warrants (the “PIPE Warrants”), and (c) up to 6,581,829 shares of Common Stock issuable upon the exercise of true-up warrants (the “True-up Warrants”) issued in connection with the Private Placement (as defined below); and (iii) (a) 267,455 shares of Common Stock and (b) up to 125,000 shares of Common Stock issuable upon the exercise of warrants (the “Settlement Warrants”) issued in connection with the Settlement Agreement (as defined below), held by securityholders named in this prospectus (the “Registered Holders”). We will not receive any proceeds from the sale of Common Stock by the Registered Holders.
We are registering the Resale Shares pursuant to the Registered Holders’ registration rights set forth in the registration rights agreement, dated November 12, 2025, by and among the Company and certain Registered Holders, the exchange agreement dated December 15, 2025, by and between the Company and Daewoong Pharmaceutical Co., LTD. (“Daewoong”), and the settlement agreement (the “Settlement Agreement”), dated October 31, 2025, by and between the Company and Odeon Capital Group LLC (“Odeon”). Our registration of the Resale Shares covered by this prospectus does not mean that the Registered Holders will offer or sell any of the Resale Shares covered by this prospectus.
The Registered Holders may offer and sell the securities described in this prospectus and any related prospectus supplement to or through one or more underwriters, dealers and agents, or directly to purchasers, or through a combination of these methods. If any underwriters, dealers or agents are involved in the sale of any of the securities, their names and any applicable purchase price, fee, commission or discount arrangement between or among them will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement. The Registered Holders will pay all underwriting discounts and selling commissions, if any, in connection with the sale of the Resale Shares. We have agreed to pay certain expenses in connection with this prospectus and to indemnify the Registered Holders against certain liabilities. To our knowledge, as of the date of this prospectus, no underwriter or other person has been engaged to facilitate the sale of Resale Shares in this offering. See the sections of this prospectus entitled “About This Prospectus” and “Plan of Distribution” for more information. No securities may be sold without delivery of this prospectus and the applicable prospectus supplement describing the method and terms of the offering of such securities.
Our Common Stock is listed on NYSE American under the symbol “AEON.” On February 13, 2026, the last reported sale price of our Common Stock was $1.00 per share.
We are a “smaller reporting company” under federal securities laws and, as such, are subject to reduced public company reporting requirements.

INVESTING IN OUR SECURITIES INVOLVES RISKS. SEE THE “RISK FACTORS” ON PAGE 8 OF THIS PROSPECTUS AND ANY SIMILAR SECTION CONTAINED IN ANY APPLICABLE PROSPECTUS SUPPLEMENT CONCERNING FACTORS YOU SHOULD CONSIDER BEFORE INVESTING IN OUR SECURITIES.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
The date of this prospectus is February 17, 2026.

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ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission, or the SEC, using a “shelf” registration process. By using a shelf registration statement, the Registered Holders may, from time to time, sell up to 51,292,953 shares of Common Stock from time to time in one or more offerings as described in this prospectus. In connection with the offer and sale of securities by the Registered Holders, the Registered Holders may provide a prospectus supplement to this prospectus that contains specific information about the securities being offered and sold and the specific terms of that offering. To the extent permitted by law, we may also authorize one or more free writing prospectuses to be provided to you that may contain material information relating to these offerings. The prospectus supplement or free writing prospectus may also add, update or change information contained in this prospectus with respect to that offering. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement or free writing prospectus, you should rely on the prospectus supplement or free writing prospectus, as applicable. Before purchasing any securities, you should carefully read both this prospectus and any applicable prospectus supplement or free writing prospectuses, together with the additional information described under the heading “Where You Can Find More Information; Incorporation by Reference.”
This prospectus does not contain all of the information included in the registration statement. For a more complete understanding of the offering of the Common Stock, you should refer to the registration statement, including the exhibits. This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under the heading “Where You Can Find More Information.” We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference in this prospectus were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.
Neither we, nor the Registered Holders, have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus, any applicable prospectus supplement or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. We and the Registered Holders take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. The Registered Holders will not make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and any applicable prospectus supplement to this prospectus is accurate only as of the date of such prospectus or applicable prospectus supplement, that the information appearing in any applicable free writing prospectus is accurate only as of the date of that free writing prospectus, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates. This prospectus incorporates by reference, and any prospectus supplement or free writing prospectus may contain and incorporate by reference, market data and industry statistics and forecasts that are based on independent industry publications and other publicly available information. Although we believe these sources are reliable, we do not guarantee the accuracy or completeness of this information and we have not independently verified this information. In addition, the market and industry data and forecasts that may be included or incorporated by reference in this prospectus, any prospectus supplement or any applicable free writing prospectus may involve estimates, assumptions and other risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” contained in this prospectus, the applicable prospectus supplement and any applicable free writing prospectus, and under similar headings in other documents that are incorporated by reference into this prospectus. Accordingly, investors should not place undue reliance on this information.

When we refer to “AEON,” “we,” “our,” “us” and the “Company” in this prospectus, we mean AEON Biopharma, Inc. and its subsidiaries, unless otherwise specified. When we refer to “you,” we mean the potential holders of the applicable series of securities.
We use our trademarks and our logo in this prospectus and the documents incorporated by reference. This prospectus and the documents incorporated by reference also include trademarks, tradenames and service marks that are the property of other organizations. Solely for convenience, trademarks and tradenames referred to in this prospectus appear without the ® and ™ symbols, but those references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or that the applicable owner will not assert its rights, to these trademarks and tradenames.

NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus and the documents incorporated by reference herein include forward-looking statements within the meaning of the federal securities laws that involve risks and uncertainties concerning our business, products and financial results. All statements other than statements of historical facts contained in this prospectus and the documents incorporated herein by reference, including statements concerning possible or assumed future actions, business strategies, events or results of operations, and any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. These statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements.
In some cases, you can identify forward-looking statements by terms such as “may,” “should,” “expect,” “plan,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “potential” or “continue” or the negative of these terms or other similar expressions. The forward-looking statements in this prospectus are only predictions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our business, financial condition and results of operations. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee that the future results, levels of activity, performance or events and circumstances reflected in the forward-looking statements will be achieved or occur. Because forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, you should not rely on these forward-looking statements as predictions of future events. The events and circumstances reflected in our forward-looking statements may not be achieved or occur and actual results could differ materially from those projected in the forward-looking statements.
All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements set forth above. Forward-looking statements speak only as of the date they are made. You should not put undue reliance on any forward-looking statements. We assume no obligation to publicly update or revise any forward-looking statements because of new information, future events, changes in assumptions or otherwise, except to the extent required by applicable laws. If we update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.

WHERE YOU CAN FIND MORE INFORMATION;
INCORPORATION BY REFERENCE
Available Information
We file reports, proxy statements and other information with the SEC. The SEC maintains a web site that contains reports, proxy and information statements and other information about issuers, such as us, who file electronically with the SEC. The address of that website is http://www.sec.gov.
Our web site address is https://aeonbiopharma.com. The information on our web site, however, is not, and should not be deemed to be, a part of this prospectus.
This prospectus and any prospectus supplement are part of a registration statement that we filed with the SEC and do not contain all of the information in the registration statement. The full registration statement may be obtained from the SEC or us, as provided below. Documents establishing the terms of the offered securities are or may be filed as exhibits to the registration statement or documents incorporated by reference in the registration statement. Statements in this prospectus or any prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. You may inspect a copy of the registration statement through the SEC’s website, as provided above.
Incorporation by Reference
The SEC’s rules allow us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and subsequent information that we file with the SEC will automatically update and supersede that information. Any statement contained in this prospectus or a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or a subsequently filed document incorporated by reference modifies or replaces that statement.
This prospectus and any accompanying prospectus supplement incorporate by reference the documents set forth below that have previously been filed with the SEC:
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our Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC on March 24, 2025, as amended by the Annual Report on Form 10-K/A filed on June 11, 2025;

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our Definitive Proxy Statement on Schedule 14 filed with the SEC on April 29, 2025;

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our Quarterly Reports on Form 10-Q and Form 10-Q/A for the quarter ended March 31, 2025 filed with the SEC on May 14, 2025 and June 11, 2025, respectively, and for the quarterly periods ended June 30, 2025, and September 30, 2025, filed with the SEC on August 12, 2025, November 14, 2025 respectively; and

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our Current Reports on Form 8-K and Form 8-K/A, as applicable, filed with the SEC on January 7, 2025, February 7, 2025, February 24, 2025, March 27, 2025 (only with respect to Item 5.02), April 8, 2025, April 21, 2025, April 25, 2025, June 13, 2025, November 13, 2025, December 15, 2025 (only with respect to Items 1.01 and 3.02), and January 21, 2026 (only with respect to Items 3.02, 5.02, 5.07, and 8.01).

All reports and other documents we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, which we refer to as the “Exchange Act” in this prospectus, prior to the termination of this offering, including all such documents we may file with the SEC after the initial filing date of the registration statement and prior to the effectiveness of the registration statement, but excluding any information furnished to, rather than filed with, the SEC, will also be incorporated by reference into this prospectus and deemed to be part of this prospectus from the date of the filing of such reports and documents.

You may request a free copy of any of the documents incorporated by reference in this prospectus by writing or telephoning us at the following address:
AEON Biopharma, Inc.
5 Park Plaza
Suite 1750
Irvine, CA 92614
Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this prospectus or any accompanying prospectus supplement.

THE COMPANY
Overview
We are a biopharmaceutical company seeking accelerated and full-label United States (“U.S.”) market entry by developing our ABP-450 as a BOTOX® biosimilar for debilitating medical conditions. We plan to develop and seek regulatory approval of ABP-450 as a biosimilar product in the U.S. through submission of a Biologics License Application, (“BLA”), under Section 351(k) of the Public Health Service Act, (“Section 351(k) BLA”) with the ultimate goal of addressing the global therapeutic botulinum toxin market, which we estimate to be at least $3.3 billion based on AbbVie’s reported global revenues for its therapeutic Botox segment for the fiscal year ended 2024. ABP-450 is manufactured by Daewoong Pharmaceutical in compliance with current Good Manufacturing Practice (“cGMP”), in a facility that has been approved by the U.S. Food and Drug Administration, Health Canada, and European Medicines Agency. ABP-450 is the same botulinum toxin complex that is currently approved as a biosimilar in Mexico, India and Philippines and, in the U.S., is approved to provide temporary improvement in the appearance of moderate to severe glabellar lines for certain adult patients and marketed by Evolus, Inc. under the name Jeuveau in the U.S. and Nuceiva in Canada and the European Union. We have exclusive development and distribution rights for therapeutic uses of ABP-450 in the U.S., Canada, the European Union, the United Kingdom, and certain other international territories. We have built a highly experienced management team with specific experience in biopharmaceutical and botulinum toxin development and commercialization.
Convertible Notes Exchange
On December 15, 2025, we entered into an exchange agreement (the “Exchange Agreement”) with Daewoong Pharmaceutical Co., LTD. (“Daewoong”), relating to the exchange (the “Exchange”) of senior secured convertible notes in the principal amount of up to $15,000,000 (the “Old Notes”) which were convertible into shares of Common Stock.
Pursuant to the terms of the Exchange Agreement and following approval by our stockholders at the special meeting of stockholders on January 21, 2026 (the “Special Meeting”), in exchange for the cancellation of the Old Notes we issued to Daewoong (i) 11,918,380 newly issued shares of Common Stock and 11,236,631 pre-funded warrants to purchase shares of Common Stock, (ii) a new senior secured convertible note in a principal amount of $1,500,000, and (iii) warrants to purchase up to 8,000,000 shares of Common Stock at an exercise price of $1.09392 per share.
Private Placement
On November 13, 2025, we entered into a Securities Purchase Agreement (the “Securities Purchase Agreement”) with certain Registered Holders whereby we issued and sold to the Investors in a private placement (the “Private Placement”): (i) Pre-Funded Warrants, (ii) PIPE Warrants, and (iii) True-Up Warrants.
The first closing of the Private Placement occurred on November 18, 2025, where we issued certain Registered Holders 1,964,905 Pre-funded Warrants. On January 27, 2026, following approval at the Special Meeting and the consummation of the Exchange, we sold an additional 4,616,924 Pre-Funded Warrants, 6,581,829 Warrants and 6,581,829 True-Up Warrants to certain Registered Holders in the second closing.
Odeon Settlement
On September 18, 2023, Odeon Capital Group LLC (“Odeon”) filed a lawsuit against us in the Supreme Court of the State of New York, alleging that we failed to pay Odeon’s deferred underwriting fee of $1.25 million, and seeking monetary damages for the full amount of its claimed underwriting fee, punitive damages, attorneys’ fees and other amounts, totaling approximately $1.7 million, which was recorded in other accrued expenses on the condensed consolidated balance sheets as of December 31, 2024. On October 31, 2025, we entered into a settlement agreement with Odeon to settle the lawsuit in exchange for $1.0 million in cash, 267,455 shares of Common Stock and 125,000 warrants to purchase shares of common stock with an exercise price of $2.00 and a three-year term.

Corporate Information
We were initially incorporated in the State of Delaware on November 17, 2020 under the name Priveterra Acquisition Corp. Upon the closing of the business combination on July 21, 2023, we changed our name to AEON Biopharma, Inc. Our principal executive offices are located at 5 Park Plaza, Suite 1750, Irvine, California 92614 and our telephone number is (949) 354-6499.

RISK FACTORS
Investment in any securities offered pursuant to this prospectus and any applicable prospectus supplement involves risks. You should carefully consider the risk factors incorporated by reference in our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, and all other information contained or incorporated by reference into this prospectus, as updated by our subsequent filings under the Exchange Act, and the risk factors and other information contained in any applicable prospectus supplement and any applicable free writing prospectus before acquiring any of such securities. The occurrence of any of these risks might cause you to lose all or part of your investment in the offered securities. This prospectus and the documents incorporated herein by reference also contain forward-looking statements that involve risks and uncertainties. Actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks described in the documents incorporated herein by reference.

USE OF PROCEEDS
We will not receive any of the proceeds from the sale of the shares of Common Stock being offered by any of the Registered Holders.
The Registered Holders will pay any underwriting discounts and commissions and any similar expenses they incur in disposing of the shares of Common Stock, if any, and any related legal expenses incurred by them. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares of Common Stock covered by this prospectus, including all registration and filing fees, fees and expenses of compliance with securities or “blue sky” laws, listing application fees, printing expenses, transfer agent’s and registrar’s fees, costs of distributing prospectuses in preliminary and final form as well as any supplements thereto, and fees and disbursements of our counsel and all independent certified public accountants and other persons retained by us.

DESCRIPTION OF CAPITAL STOCK
General
Our purpose is to engage in any lawful act or activity for which corporations may be organized under the DGCL. The certificate of incorporation authorizes the issuance of 501,000,000 shares, consisting of 500,000,000 shares of Class A common stock (the “Common Stock”), and 1,000,000 shares of preferred stock, $0.0001 par value (“preferred stock”). As of the date of this prospectus, no shares of preferred stock are issued or outstanding. Unless our board of directors (the “Board”) determines otherwise, we will issue all shares of our capital stock in uncertificated form.
Common Stock
Voting Power
Except as otherwise required by law or as otherwise provided in any certificate of designation for any series of preferred stock, the holders of our Common Stock possess all voting power for the election of directors and all other matters requiring stockholder action. Holders of Common Stock are entitled to one vote per share on matters to be voted on by stockholders.
Dividends
Holders of Common Stock will be entitled to receive such dividends, if any, as may be declared from time to time by our Board in accordance with applicable law. Any payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial conditions.
Liquidation, Dissolution and Winding Up
In the event of AEON’s voluntary or involuntary liquidation, dissolution or winding-up, the net assets of AEON will be distributed pro rata to the holders of our Common Stock, subject to the rights of the holders of preferred stock, if any.
Preemptive or Other Rights
There are no sinking fund provisions applicable to our Common Stock. Holders of shares of our Common Stock do not have subscription, redemption or conversion rights. All of the outstanding shares of Common Stock will be validly issued, fully paid and non-assessable. Each holder of Common Stock is subject to, and may be adversely affected by, the rights of the holders of any series of our preferred stock that we may designate and issue in the future.
Preferred Stock
The certificate of incorporation provides that shares of preferred stock may be issued from time to time in one or more series. Our Board will be authorized to fix designations to determine and fix the number of shares of such series and such powers, including voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights, and any qualifications, limitations or restrictions thereof, including without limitation thereof, dividend rights, conversion rights, redemption privileges and liquidation preferences, and to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series. Our Board will be able to, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of our Common Stock, which could have anti-takeover effects. The ability of our Board to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of AEON or the removal of existing management. We have no preferred stock currently outstanding.
Exclusive Jurisdiction of Certain Actions
Our certificate of incorporation provide that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State court of the State of Delaware (or, in the event that the Chancery Court does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) will, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action, suit or proceeding brought on our behalf; (ii) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any of our current or former directors, officers or stockholders to us or our stockholders; (iii) any action, suit or proceeding arising pursuant to any provision of the DGCL or our certificate of incorporation or bylaws (as either may be amended from time to time); or (iv) any action, suit or proceeding asserting a claim against us governed by the internal affairs doctrine. This exclusive forum provision will not apply to any causes of action arising under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Stockholders cannot waive compliance with the Securities Act, the Exchange Act or any other federal securities laws or the rules and regulations thereunder. Unless we consent in writing to the selection of an alternative forum, the United States federal district courts shall be the sole and exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act. In addition, our certificate of incorporation provides that any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock is deemed to have notice of and consented to these exclusive forum provisions. These forum selection provisions may limit our stockholders’ ability to litigate disputes with us in a judicial forum that they find favorable for disputes with us or our directors, officers or employees, which may discourage the filing of lawsuits against us and our directors, officers and employees, even though an action, if successful, might benefit our stockholders. In addition, these forum selection provisions may impose additional litigation costs for stockholders who determine to pursue any such lawsuits against us.
Nothing in our certificate of incorporation or bylaws precludes stockholders that bring suit to enforce any liability or duty under Exchange Act from bringing such claims in federal court to the extent that the Exchange Act confers exclusive federal jurisdiction over such claims, subject to applicable law. Although our certificate of incorporation contains the choice of forum provisions described above, it is possible that a court could find that these provisions are inapplicable for a particular claim or action or that such provisions are unenforceable. For example, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Accordingly, there is uncertainty as to whether a court would enforce such forum selection provisions as written in connection with claims arising under the Securities Act.
Dissenters’ Rights of Appraisals and Payment
Under the DGCL, with certain exceptions, our stockholders have appraisal rights in connection with a merger or consolidation of the Company. Pursuant to Section 262 of the DGCL, stockholders who properly demand and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery.
Election of Directors and Vacancies
Subject to the rights of the holders of any series of preferred stock to elect additional directors under specified circumstances and subject to the certificate of incorporation, the number of directors of our Board shall be fixed from time to time by resolution duly adopted by the Board. The Board is divided into three classes, designated Class I, II and III. Each class of directors will be elected by our stockholders upon the expiration of the applicable class’s three-year term.
Under our bylaws, except as otherwise provided by the certificate of incorporation, at all meetings of stockholders called for the election of directors, a plurality of the votes properly cast will be sufficient to elect such directors to our Board. Except as the DGCL may otherwise require and subject to the rights, if any, of the holders of any series of preferred stock, in the interim between annual meetings of stockholders or special meetings of stockholders called for the election of directors and/or the removal of one or more directors and the filling of any vacancy in connection therewith, newly created directorships, death, resignation or disqualification, and any vacancies on our Board, including unfilled vacancies resulting from the removal of directors, may be filled only by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum, or by a sole remaining director. All directors will hold office until the expiration of their respective terms of office and until their successors will have been elected and qualified. Subject to the rights, if any, of any series of preferred stock, any director may be removed from office only with cause and only by the affirmative vote of the holders of at least two-thirds of the voting power of all of the then outstanding shares of our voting stock then entitled to vote at an election of directors. A director elected or appointed to fill a vacancy resulting from the death, resignation or removal of a director or a newly created directorship will serve for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred.
Notwithstanding the foregoing provisions, any director elected pursuant to the right, if any, of the holders of preferred stock to elect additional directors under specified circumstances will serve for such term or terms and pursuant to such other provisions as specified in the relevant certificate of designations related to such preferred stock.
Quorum
The holders of 33.34% of the voting power of the capital stock issued and outstanding and entitled to vote thereat, present in person, or by remote communication, if applicable, or represented by proxy, will constitute a quorum at all meetings of the stockholders for the transaction of business except as otherwise required by law or provided by the certificate of incorporation. A quorum, once established at a meeting, shall not be broken by the withdrawal of enough votes to leave less than a quorum. If, however, such quorum will not be present or represented at any meeting of the stockholders, then either (i) the person presiding over the meeting or (ii) the holders of a majority of the voting power of the stockholders entitled to vote at the meeting, present in person, or by remote communication, if applicable, or represented by proxy, will have power to recess the meeting, or to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum will be present or represented. At such recessed or adjourned meeting at which a quorum will be present or represented, any business may be transacted which might have been transacted at the meeting as originally noticed. If the adjournment is for more than 30 days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting will be given to each stockholder entitled to vote at such adjourned meeting as of the record date fixed for notice of such adjourned meeting.
Anti-Takeover Provisions
Certain provisions of our certificate of incorporation, bylaws, and laws of the State of Delaware, where we are incorporated, may delay, discourage or make more difficult a takeover attempt that a stockholder might consider in his, her or its best interest. These provisions may also adversely affect prevailing market prices for the Common Stock. We expect that these provisions, which are summarized below, will discourage coercive takeover practices or inadequate takeover bids. We believe that the benefits of increased protection give us the potential ability to negotiate with the proponent of an unsolicited proposal to acquire or restructure AEON and outweigh the disadvantage of discouraging those proposals because negotiation of the proposals could result in an improvement of their terms. However, they also give our Board the power to discourage mergers that some stockholders may favor.
Among other things, the certificate of incorporation and bylaws (as amended from time to time):
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permit the Board to issue shares of preferred stock, with any rights, preferences and privileges as they may designate;

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provide that the number of directors of our Board may be changed only by resolution of our Board;

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provide that, subject to the rights of any series of preferred stock to elect directors, directors may be removed only with cause by the holders of at least two-thirds of the voting power of all of AEON’s then-outstanding shares of voting stock entitled to vote at an election of directors;

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provide that all vacancies, subject to the rights of any series of preferred stock, including newly created directorships, may, except as otherwise required by law, be filled exclusively by the affirmative vote of a majority of directors then in office, even if less than a quorum;

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provide that stockholders seeking to present proposals before a meeting of stockholders or to nominate candidates for election as directors at a meeting of stockholders must provide advance notice in writing, and also specify requirements as to the form and content of a stockholder’s notice;

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provide that, subject to the rights of any series of preferred stock, special meetings of our stockholders may be called only by or at the direction of our Board, the chairperson of our Board, the Chief Executive Officer, the President or the Secretary;

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provide that our Board will be divided into three classes of directors, with the directors serving three-year terms, therefore making it more difficult for stockholders to change the composition of the board of directors; and

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not provide for cumulative voting rights, therefore allowing the holders of a majority of the shares of Common Stock entitled to vote in any election of directors to elect all of the directors standing for election, if they should so choose.

The combination of these provisions make it more difficult for the existing stockholders to replace our Board as well as for another party to obtain control of AEON by replacing our Board. Because our Board will have the power to retain and discharge its officers, these provisions could also make it more difficult for existing stockholders or another party to effect a change in management. In addition, the authorization of undesignated preferred stock will make it possible for our Board to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change the control of AEON.
These provisions are intended to enhance the likelihood of continued stability in the composition of our Board and its policies and to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to reduce our vulnerability to hostile takeovers and to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and may have the effect of delaying changes in our control or management. As a consequence, these provisions may also inhibit fluctuations in the market price of our stock.
Certain Anti-Takeover Provisions of Delaware Law
We are subject to the provisions of Section 203 of the DGCL. This statute prevents certain Delaware corporations, under certain circumstances, from engaging in a “business combination” with: a stockholder who owns 15% or more of the pertinent corporation’s outstanding voting stock (otherwise known as an “interested stockholder”), or an affiliate or associate of the interested stockholder, for three years following the date that the stockholder became an interested stockholder.
Per DGCL Section 203, “business combination” includes, among other things, a merger or sale of more than 10% of a corporation’s assets. However, Section 203 would not apply if:
•
the relevant board of directors approves either the business combination or the transaction that made the stockholder an “interested stockholder” prior to the date of the business combination or transaction, as applicable;

•
after the completion of the transaction that resulted in the stockholder becoming an interested stockholder, that stockholder owned at least 85% of the corporation’s voting stock outstanding at the time the transaction commenced, other than statutorily excluded shares of Common Stock; or

•
on or subsequent to the date of the business combination, such business combination is approved by our Board and authorized at an annual or special meeting of stockholders, and not by written consent, by an affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

These provisions may have the effect of delaying, deferring, or preventing changes in control of AEON.
Cumulative Voting
Under Delaware law, the right to vote cumulatively does not exist unless the certificate of incorporation specifically authorizes cumulative voting. Our certificate of incorporation does not authorize cumulative voting.

Limitations on Liability and Indemnification of Officers
The DGCL authorizes corporations to limit or eliminate the personal liability of directors of corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties, subject to certain exceptions. Our certificate of incorporation provides that we will indemnify our officers and directors to the fullest extent authorized or permitted by applicable law. We have entered into agreements to indemnify our directors, executive officers and other employees as determined by the AEON. Under our bylaws, we are required to indemnify each of our directors and officers if the basis of the indemnitee’s involvement was by reason of the fact that the indemnitee is or was a director or officer of ours or was serving at our request as a director, officer, employee or agent for another entity. We must indemnify our officers and directors against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the indemnitee in connection with such action, suit or proceeding if the indemnitee acted in good faith and in a manner the indemnitee reasonably believed to be in or not opposed to the best interests of AEON, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the indemnitee’s conduct was unlawful. Our bylaws also require us to advance expenses (including attorneys’ fees) incurred by a director or officer in defending any civil, criminal, administrative or investigative action, suit or proceeding, provided that such person undertakes to repay any such advance if it is ultimately determined that such person is not entitled to indemnification by us. Any claims for indemnification by our directors and officers may reduce our available funds to satisfy successful third-party claims against us and may reduce the amount of money available to us.
Corporate Opportunities
Our certificate of incorporation does not expressly renounce the doctrine of corporate opportunity.
Stockholders’ Derivative Actions
Under the DGCL, any of our stockholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of our stock at the time of the transaction to which the action relates.
Transfer Agent and Registrar
The transfer agent for our capital stock is Continental Stock Transfer & Trust Company.
Listing of Common Stock
Our Common Stock is listed on the NYSE American under the symbol “AEON”.

Registered Holders
This prospectus relates to the possible resale by certain of the Registered Holders from time to time of up to an aggregate of 51,292,953 shares of Common Stock. The term “Registered Holder” includes donees, pledgees, transferees or other permitted successors in interest selling shares of Common Stock received after the date of this prospectus from a Registered Holder as a gift, pledge, partnership distribution or other transfer.
The following table, and footnote disclosure following the table, sets forth information concerning the shares of Common Stock that may be offered from time to time by each Registered Holder, the nature of any position, office or other material relationship, if any, that each Registered Holder has had within the past three years with us or with any of our predecessors or affiliates and the number of shares of Common Stock beneficially owned by each Registered Holder before this offering. The number of shares beneficially owned by each Registered Holder is determined under rules issued by the SEC. Under these rules, beneficial ownership includes any shares as to which the Registered Holder has sole or shared voting power or investment power. Percentage ownership is based on 25,303,058 shares of Common Stock outstanding as of January 31, 2026. In computing the number of shares beneficially owned by a Registered Holder and their percentage ownership, shares of Common Stock subject to options, warrants or other rights held by such Registered Holder that are currently exercisable or will become exercisable within 60 days of January 31, 2026 are considered outstanding, although these shares are not considered outstanding for purposes of computing the percentage ownership of any other Registered Holder. For purposes of this table, we have assumed that the Registered Holders will have sold all of the securities covered by this prospectus upon the completion of the offering. Each of the Registered Holders listed has sole voting and investment power with respect to the shares beneficially owned by the Registered Holder unless noted otherwise.
The information in the following table has been provided to us by or on behalf of the Registered Holders and the Registered Holders may have sold, transferred or otherwise disposed of all or a portion of their securities after the date on which they provided us with information regarding their securities. A Registered Holder may sell all, some or none of its securities in this offering. See “Plan of Distribution.”
	Common Stock Beneficially Owned Before this Offering		Maximum Number of Shares of Common Stock to be Sold Pursuant to this Prospectus	Common Stock Beneficially Owned Upon Completion of this Offering
Registered Holder	Number	Percentage	Number	Number	Percentage
Daewoong Pharmaceutical Co, Ltd.(1)	31,246,368	49.9%	31,155,011	91,357	*
Pointilist Global Macro Series of Pointilist Partners LLC(2)	7,115,589	9.9%	5,923,647	1,191,942	3.8%
Jorey A Chernett Revocable Living Trust(3)	4,802,476	9.9%	3,949,098	853,378	2.9%
MK Plumeria, LLC(4)	3,629,177	9.9%	3,290,913	338,264	1.2%
HFCG, LLC(5)	3,290,913	9.9%	3,290,913	—	—
Daniel Herr and Lauren Rimoin Living Trust(6)	3,540,313	9.9%	3,290,916	249,400	*
Odeon Capital Group LLC(7)	392,455	1.6%	392,455	—	—

*
Less than one percent.

(1)
Includes (i) 12,009,737 shares of Common Stock (ii) 11,236,631 shares of Common Stock subject to the exercise of Pre-Funded Warrants, and (iii) 8,000,000 shares of Common Stock issuable upon the exercise of Daewoong Warrants. The reported beneficial ownership reflects a 49.9% beneficial ownership limitation, which restricts the reporting person’s ability to exercise any Warrants if such exercise would result in the reporting person owning in excess of the beneficial ownership limitation. The business address of the reporting person is 644, Bongeunsa-ro, Gangnam-gu, Seoul, Republic of Korea, 06170.

(2)
Includes (i) 1,191,942 shares of Common Stock, (ii) 1,974,549 shares of Common Stock subject to the exercise of Pre-Funded Warrants, (iii) 1,974,549 shares of Common Stock subject to the exercise of the PIPE Warrants and (iv) 1,974,549 shares of Common Stock subject to the exercise of the True-Up Warrant. The reported beneficial ownership reflects a 9.9% beneficial ownership limitation, which restricts the reporting person’s ability to exercise any Warrants if such exercise would result in the reporting person owning in excess of the beneficial ownership limitation. The business address of the reporting person is 6222 Indianwood Trail, Bloomfield Hills, MI 48301.
(3)
Includes (i) 853,378 shares of Common Stock, (ii) 1,316,366 shares of Common Stock subject to the exercise of Pre-Funded Warrants, (iii) 1,316,366 shares of Common Stock subject to the exercise of the PIPE Warrants and (iv) 1,316,366 shares of Common Stock subject to the exercise of the True-Up Warrant. The reported beneficial ownership reflects a 9.9% beneficial ownership limitation, which restricts the reporting person’s ability to exercise any Warrants if such exercise would result in the reporting person owning in excess of the beneficial ownership limitation. The business address of the reporting person is 6222 Indianwood Trail, Bloomfield Hills, MI 48301.

(4)
Includes (i) 338,264 shares of Common Stock, (ii) 1,096,971 shares of Common Stock subject to the exercise of Pre-Funded Warrants, (iii) 1,096,971 shares of Common Stock subject to the exercise of the PIPE Warrants and (iv) 1,096,971 shares of Common Stock subject to the exercise of the True-Up Warrant. The reported beneficial ownership reflects a 9.9% beneficial ownership limitation, which restricts the reporting person’s ability to exercise any Warrants if such exercise would result in the reporting person owning in excess of the beneficial ownership limitation. The business address of the reporting person is 44 Pascal Ln., Austin, TX 78746.

(5)
Includes (i) 1,096,971 shares of Common Stock subject to the exercise of Pre-Funded Warrants, (ii) 1,096,971 shares of Common Stock subject to the exercise of the PIPE Warrants and (iii) 1,096,971 shares of Common Stock subject to the exercise of the True-Up Warrant. The reported beneficial ownership reflects a 9.9% beneficial ownership limitation, which restricts the reporting person’s ability to exercise any Warrants if such exercise would result in the reporting person owning in excess of the beneficial ownership limitation. The business address of the reporting person is 1883 West Royal Hunte Dr., Ste. 200A, Cedar City, UT 8472.

(6)
Includes (i) 249,400 shares of Common Stock, (ii) 1,096,972 shares of Common Stock subject to the exercise of Pre-Funded Warrants, (iii) 1,096,972 shares of Common Stock subject to the exercise of the PIPE Warrants and (iv) 1,096,972 shares of Common Stock subject to the exercise of the True-Up Warrant. The reported beneficial ownership reflects a 9.9% beneficial ownership limitation, which restricts the reporting person’s ability to exercise any Warrants if such exercise would result in the reporting person owning in excess of the beneficial ownership limitation. The business address of the reporting person is 44 Pascal Ln., Austin, TX 78746.

(7)
Includes (i) 267,455 shares of Common Stock and (ii) 125,000 shares of Common Stock subject to the exercise of the Settlement Warrants. The business address of the reporting person is 750 Lexington Ave., 27th Fl. New York, New York 10022.

PLAN OF DISTRIBUTION
The Registered Holders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.
The Registered Holders may use any one or more of the following methods when disposing of shares or interests therein:
•
distributions to members, partners, stockholders or other equityholders of the Registered Holders;

•
ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•
block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•
purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•
an exchange distribution in accordance with the rules of the applicable exchange;

•
privately negotiated transactions;

•
short sales and settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•
through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•
broker-dealers may agree with the Registered Holders to sell a specified number of such shares at a stipulated price per share;

•
a combination of any such methods of sale; and

•
any other method permitted pursuant to applicable law.

The Registered Holders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act, amending the list of Registered Holders to include the pledgee, transferee or other successors in interest as Registered Holders under this prospectus. The Registered Holders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the Registered Holders for purposes of this prospectus.
In connection with the sale of our common stock or interests therein, the Registered Holders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The Registered Holders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The Registered Holders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).
The aggregate proceeds to the Registered Holders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the Registered Holders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering. Upon any exercise of the Pre-Funded Warrants, Warrants, or True-Up Warrants by payment of cash, however, we will receive the exercise price of the Warrants.
The Registered Holders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule, or another available exemption from the registration requirements under the Securities Act.
The Registered Holders and any underwriters, broker-dealers or agents that participate in the sale of the common stock or interests therein may be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act (it being understood that the Registered Holders shall not be deemed to be underwriters solely as a result of their participation in this offering). Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Registered Holders who are “underwriters” within the meaning of Section 2(a)(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.
To the extent required, the shares of our common stock to be sold, the names of the Registered Holders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.
In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.
We have advised the Registered Holders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the Registered Holders and their affiliates. In addition, to the extent applicable, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the Registered Holders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Registered Holders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.
We have agreed to indemnify the Registered Holders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.
We have agreed with the Registered Holders to use commercially reasonable efforts to cause the registration statement of which this prospectus constitutes a part to become effective and to remain continuously effective until the earlier of: (i) the date on which the Registered Holders shall have resold or otherwise disposed of all the shares covered by this prospectus and (ii) the date on which the shares covered by this prospectus no longer constitute “Registrable Securities” as such term is defined in the Registration Rights Agreement, such that they may be resold by the Registered Holders without registration and without regard to any volume or manner-of-sale limitations and without current public information pursuant to Rule 144 under the Securities Act or any other rule of similar effect.

LEGAL MATTERS
The validity of the Common Stock offered under this prospectus has been passed upon for us by Latham & Watkins LLP. Additional legal matters may be passed upon for the Registered Holders or any underwriters, dealers or agents by counsel named in the applicable prospectus supplement.
EXPERTS
The consolidated financial statements of AEON Biopharma, Inc. as of December 31, 2024 and 2023, and for the year ended December 31, 2024 (Successor) and for the periods from January 1, 2023 through July 21, 2023 (Predecessor), and July 22, 2023 through December 31, 2023 (Successor), have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2024 consolidated financial statements contains an explanatory paragraph that states that the Company’s recurring losses from operations and net capital deficiency and negative cash flows from operations raise substantial doubt about the entity’s ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

AEON Biopharma, Inc.
Up to 51,292,953 Shares of Class A Common Stock

PROSPECTUS

February 17, 2026